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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION FILE NO.: 333-94921
PROSPECTUS

                                 NETGURU, INC.

                           430,000 SHARES COMMON STOCK

         This prospectus relates to 430,000 split-adjusted shares of our common stock, $.01 par value per share, which are being offered by the selling stockholders, including shares of common stock underlying warrants which we previously issued to certain selling stockholders.

         The shares offered hereby were acquired by the selling stockholders in private transactions and are "restricted securities" under the Securities Act of 1933. This prospectus has been prepared for the purpose of registering the shares under the Securities Act of 1933 to allow for future sales by the selling stockholders to the public without restriction. To our knowledge, the selling stockholders have made no arrangement with any brokerage firm for the sale of the shares. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Plan of Distribution."

         The price of the common stock being offered by the selling stockholders may vary, depending on market conditions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         There is an existing market for these shares. Our common stock is traded on the Nasdaq National Market System under the symbol "NGRU." The last reported sales price on March 24, 2000 was a split-adjusted $35.625 per share. Note that all numbers herein reflect a 2-for-1 split of the common stock of netguru, inc., effective February 7, 2000.

                               -------------------

            THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
                 RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                               -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 28, 2000


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                                TABLE OF CONTENTS

   The Company..............................................................  3
   Risk Factors.............................................................  3
   Special Note Regarding Forward-Looking Statements........................ 11
   Plan of Distribution..................................................... 12
   Selling Stockholders..................................................... 13
   Use of Proceeds.......................................................... 13
   Experts.................................................................. 14
   Legal Matters............................................................ 14
   Where You Can Find More Information...................................... 14
   Incorporation of Certain Documents by Reference.......................... 15

   No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

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                                   THE COMPANY

         Netguru, inc., formerly Research Engineers, Inc., was incorporated in 1981 and is headquartered in Yorba Linda, California. We are a leading provider of technically advanced engineering software solutions. Our software products provide fully integrated easy-to-use design automation and analysis solutions for use by engineering analysis and design professionals worldwide. Our comprehensive line of structural, mechanical, civil and process/piping engineering software products is designed to fully integrate the functions of model generation, analysis, design drafting and data presentation. All of our products utilize a proprietary Windows-based graphics engine, allowing the software to be used with or without third-party CAD software. Our products assist engineers in performing a myriad of mission-critical engineering tasks, including the analysis and design of industrial, commercial, transportation and utility structures, pipelines, machinery, automotive and aerospace products, and survey, contour and digital terrain modeling. Suggested list prices for most of our products range from approximately $995 to $7,000.

         Through the acquisitions of R-Cube Technologies in February 1999 and NetGuru Systems in September 1999, we have expanded into the $90 billion information technology services industry, providing expertise in data-mining and embedded technologies to Internet/Intranet design and communications. In addition, in April 1999, we announced that we had launched the first of several e-commerce special interest portals targeting the 90 million expatriate professionals of the Asia Pacific region now living throughout Europe and North America.

         We currently license our software products to more than 19,000 customers accounting for over 47,000 software installations and 140,000 concurrent users worldwide. A selected list of our customers include: Bechtel Corporation, Boston Edison, British Telecom, California Department of Resources, California Institute of Technology, Jet Propulsion Laboratories, Exxon Corporation, Fluor Daniel, Inc., General Dynamics, NASA, Rocketdyne, Siemens AG and Toyo Engineering. Our products are sold and supported domestically and internationally through our network of branch offices, subsidiaries and representatives in the United States, United Kingdom, Germany, Japan, France, Scandinavia, Australia, China, Singapore, India, Indonesia, Korea, Thailand, Malaysia, South Africa, Mexico, Russia, the Middle East and Latin America. Our structural and civil engineering products provide eight international language options and local design codes required by our worldwide markets.


                                  RISK FACTORS

         In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business before purchasing the common stock offered by this prospectus. An investment in the common stock offered hereby is speculative in nature and involves a high degree of risk.

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RISKS RELATED TO OUR BUSINESS


         OUR SUCCESS DEPENDS ON OUR RETENTION OF OUR CURRENT KEY MANAGEMENT AND TECHNICAL PERSONNEL.

         Our future success depends to a large extent upon the continued services of key managerial and qualified technical and marketing employees and on our ability to attract, assimilate or retain other highly qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be able to attract, assimilate or retain such personnel. The loss of the services of any of our key employees or our inability to recruit quality personnel could have a material adverse effect on our business. We do not currently maintain life insurance on the lives of any of our key employees.

         IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR EXPANDED OPERATIONS OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We expect to experience rapid growth over the next several years. This could place a significant strain on our management and other resources. Our ability to manage our growth will require us to continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. Among other things, we will need to hire and integrate new managers and install and operate new or enhanced accounting and financial management systems. If we are unable to manage growth effectively, the quality of our products and services, our ability to identify, hire and retain key personnel and our business and results of operations could be adversely affected.

         THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND WE EXPECT THEM TO BECOME MORE COMPETITIVE IN THE FUTURE, WHICH COULD RESULT IN SIGNIFICANT PRICE COMPETITION, REDUCED REVENUES, LOWER PROFIT MARGINS OR LOSS OF MARKET SHARE.

         The CAD, computer aided engineering software and information technology industries are highly competitive. These industries may experience pricing and margin pressure which as a result, could adversely affect our operating results and financial position. A number of companies offer products and services that target the same markets as we target. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than ours. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements and services to our existing customers. We may not be able to compete successfully, and competition may result in decreases in:

         -  the prices we receive for our products and services

         -  our revenues

         -  our profit margins

         -  our market share

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Any such decreases would adversely affect our business and results of operations.

         THE MAJORITY OF OUR REVENUES ARE CURRENTLY DERIVED FROM THE ENGINEERING DESIGN INDUSTRY SO A DECLINE IN THIS INDUSTRY OR RELATED INDUSTRIES MAY ADVERSELY AFFECT OUR BUSINESS.

         Although we are in the process of diversifying our business through acquisitions and through expansion into information technology and other lines of business, during the fiscal year ended March 31, 1999 and the six months ended September 30, 1999, approximately 96% and 59%, respectively, of our revenues were derived from sales of engineering software products to the construction and plant design industries. Companies in these industries will continue to account for significant amounts of our revenue for the foreseeable future, and we depend on continued demand for our products from those industries. While those industries are cyclical, downturns in those industries are difficult to predict and it could be difficult for us to react quickly if and when downturns occur. Any such downturns could adversely affect our business and results of operations.

         IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY, OUR EXPECTATIONS OF OUR GROWTH OR OPERATING RESULTS MAY NOT BE MET.

         To expand our markets, our business strategy includes growth through acquisitions. For instance, through the acquisitions of R-Cube in February 1999 and NetGuru in September 1999, we have expanded into the $90 billion IT services industry. Identifying and pursuing strategic acquisition opportunities and integrating acquired products and businesses requires a significant amount of management time and skill. There can be no assurance that we will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into our operations. There also can be no assurance that any future acquisition will not have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following consummation of the acquisition while the acquired business is being integrated into our operations.

         WE HAVE RECENTLY EXPANDED INTO NEW LINES OF BUSINESS, AND THOSE LINES OF BUSINESS MAY BE DIFFICULT TO INTEGRATE WITH OUR CORE BUSINESS.

         We have been in the engineering software business since 1981. We have only recently entered the information technology, Internet special interest portal and digital animation fields. Our expansion into these lines of business may be particularly difficult for us to manage, acquisitions in these fields may be more difficult for us to integrate, at least initially, because they involve different disciplines and require different expertise than our core business. If we are not able to attain the level of expertise and reputation in these fields that we feel we have attained in the engineering software field, our business and results of operations could be adversely affected.

         OUR INTELLECTUAL PROPERTY PROTECTIONS MAY NOT BE ADEQUATE AND COULD ADVERSELY AFFECT OUR BUSINESS.

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We rely primarily on a combination of contract, copyright, trademark and trade secret laws, license and confidentiality agreements and software security measures to protect our proprietary technology. We distribute our products under "shrink-wrap" software license agreements, which grant end-users licenses to (rather than ownership of) our products and which contain various provisions intended to protect our ownership and confidentiality of the underlying technology. In addition, our software is distributed with a third party "hardware lock." We also require all of our employees and other parties with access to our confidential information to execute agreements prohibiting the unauthorized use or disclosure of our technology. In addition, we periodically review our proprietary technology for patentability, although we do not have any current patents. Despite these precautions, we believe that existing laws provide limited protection for our technology and that it may be possible for a third party to misappropriate our technology or to independently develop similar technology. In addition, effective copyright and trade secret protection may not be available in every jurisdiction where we distribute our products, particularly in foreign countries where the laws generally offer no protection or less protection than those of the United States. Due to our significant reliance upon international sales of our products, this lack of copyright and trade secret protection could adversely affect our business and results of operations if a third party were successful in copying our products and marketing products similar to ours. Moreover, "shrink-wrap" licenses, which are not signed by the end-user, may be unenforceable in certain jurisdictions.

         We believe that, due to the rapid pace of technological innovation and change within the engineering industry, legal protections afforded our technology are less significant in affecting our business and results of operations than factors such as our reputation, our products, the knowledge, ability and experience of our personnel, the frequency of product enhancements and the timeliness and quality of our customer service and support.

         IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES TO WHICH OUR INDUSTRIES ARE SUBJECT.

         The engineering software and information technology industries are characterized by rapid technological advances, changes in customer requirements and frequent new product and services introductions and enhancements. Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, we believe we must continue to respond quickly to users' needs for broad functionality and to advances in hardware and operating systems. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenues. New products or product enhancements which we develop might not achieve market acceptance.

         OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. We have performed a review of our internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of our financial and operational systems. Based on this review, our management believes that our internal systems are substantially compliant with Year 2000 issues. In addition, we are also communicating with our principal service providers to ensure Year 2000 issues will not have an adverse impact on us. If we, and third parties upon which we rely, are unable to address this issue in a timely manner, it could result in a material financial risk to us. In order to assure that this does not occur, we plan to devote all resources required to resolve any significant Year 2000 issues in a timely manner. To date, we have not experienced any adverse effects of the Year 2000 issues.

RISKS RELATED TO OUR INTERNATIONAL OPERATIONS

         A SUBSTANTIAL PORTION OF OUR SALES ARE MADE IN FOREIGN MARKETS AND, AS A RESULT, WE ARE SUBJECT TO A NUMBER OF RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS ACTIVITIES.

Sales of our products and services to customers located outside the United States accounted for approximately 55% of our net revenue for the fiscal year ended March 31, 1999. We anticipate that international sales will continue to account for a significant portion of our total software sales. As a result, our financial results could be impacted by weakened general economic conditions, such as the recent condition in the Asian markets, differing technological advances or preferences, volatile foreign exchange rates and government trade restrictions in any country in which we do business.

         We have increasingly relied on distributors and representatives to market our products, particularly in the Asia-Pacific market. Our revenue in any particular quarter may be negatively impacted by a lower than anticipated performance of any significant distributor or representative. We do not offer a right of return to distributors or representatives. We do, however, provide extended payment terms of up to 90 days and commissions to these distributors and representatives. Commissions range from 20% to 70% of gross sales. These commissions are recorded at the time of sale and are reflected in selling expenses in our consolidated statements of operations. Sales in other regions such as North America and Europe are generally made without commissions. We continue to assess the costs and benefits of continuing to offer these commissions and to evaluate means whereby the amounts can be reduced. Means by which commissions may be reduced include, but are not limited to, opening additional foreign sales offices, establishing new foreign subsidiaries and renegotiating current commission amounts with foreign distributors and representatives. We may, however, find it necessary in the future to continue to provide commissions at current levels or possibly increase them in order to expand international sales, which could negatively impact our operating income.

         There are a number of risks inherent in our international business activities, including:

         -  unexpected changes in regulatory requirements
         -  tariffs, duties and other trade barriers and restrictions
         -  longer account receivable payment cycles
         -  potentially adverse tax consequences
         -  the burdens of compliance with foreign laws
         - lack of international market data - difficulties in managing the staffing of international operations
         -  establishing or maintaining international distribution channels
         -  increased collection risks
         -  uncertain political, regulatory and economic developments

         Any of these risks could adversely affect our business and results of operations.

         IF WE ARE UNABLE TO MEET THE REGULATORY STANDARDS OF FOREIGN GOVERNMENTS ON A TIMELY BASIS, OUR FOREIGN OPERATIONS AND SALES COULD BE DELAYED AND REVENUES NEGATIVELY IMPACTED.

         While we believe our current products and services are designed to meet the regulatory standards of foreign markets, our inability to maintain or to obtain foreign regulatory approvals on a timely basis in the future could adversely affect our business.

         BECAUSE THE FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY WHICH MUST BE CONVERTED INTO U.S. DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY IMPACT OUR REPORTED RESULTS OF OPERATIONS.

         We have established and acquired several international subsidiaries, which prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into U.S. dollars and the statements of operations are converted using weighted average exchange rates for the applicable period. Therefore, exchange rate fluctuations can have a detrimental effect on our earnings or on our ability to compete. We do not engage in hedging activities to protect against the risk of currency fluctuations. Foreign currency denominated sales may result in gains and losses on the conversion to U.S. dollars. We have historically denominated sales by our foreign subsidiaries in the local currency. In addition, we expect that in the future many of our European subsidiaries will denominate their revenues in the Euro. The Euro is an untested currency and may be subject to economic risks that are not currently contemplated and which could have a harmful effect on our business.

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RISKS RELATED TO THIS OFFERING

         THE MARKET PRICE OF OUR STOCK HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE DUE TO CHANGES IN REVENUE AND OPERATING RESULTS AND GENERAL MARKET CONDITIONS.

         Our operating results have fluctuated in the past and may fluctuate significantly in the future. Future results could be impacted by factors such as customer order delays, a slower growth rate in the market, increased competition or adverse changes in general economic conditions in any of the countries in which we do business. While no single customer has accounted for more than 10% of our revenues, the loss of a major distributor or a reduction in orders from a major distributor could have a significant impact on our results of operations in any particular quarter or fiscal year.

         Our quarterly results of operations may also vary significantly depending on a number of other factors, including the timing of the introduction or enhancement of products by us or our competitors, market acceptance of new products, customer order deferrals in anticipation of new products, changes in our operating expenses, personnel changes, mix of products sold, changes in product pricing, acquisitions of additional products or businesses and general business and economic conditions. There can be no assurance that we will be able to grow or sustain our profitability on a quarterly or annual basis.

         In addition, certain of our expenses are based, in part, on our future revenue expectations. We continue to increase our operating expense levels to meet the growing customer demand for our products and services. If revenue is below expectations, our operating results could be adversely and materially affected. Net income or loss may be disproportionately affected by an unexpected reduction in revenue because certain expenses are generally committed in advance.

         Our stock price may fluctuate significantly as a result of fluctuations in our quarterly performance, and may also fluctuate due to other factors, many of which are beyond our control, such as analysts' expectations and our performance relative to those expectations, global economic conditions and general market conditions. During the past year, our stock price has fluctuated from a low of $0.94 per share during the week of December 31, 1998, to an intraday high of $58.00 on March 1, 2000. Any of the following factors could have a significant impact on the market price of our common stock:

         -  variations in our revenue
         -  variations in our earnings and cash flows
         - announcements of technological innovations or price reductions by us, our competitors, or providers of alternative products and processes
         -  gain or loss of significant customers
         -  changes in analysts' earnings estimates
         - general conditions in the engineering software and information technology markets

         In addition, the securities markets have recently experienced significant price and volume fluctuations that have particularly affected technology-based companies, and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has sometimes been instituted against the issuing company. If securities litigation is brought against us, it could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

         WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADEQUATE FINANCING MAY NOT BE AVAILABLE.

         Our future capital requirements will depend upon many factors, including the development of new products, possible future strategic acquisitions, the progress of our research and development efforts, the expansion of our sales and marketing efforts and the status of competitive products. We believe that current and future available capital resources will be adequate to fund our operations for the foreseeable future. However, to the extent we are in need of any additional financing after such time, there can be no assurance that any such additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result. If adequate funds are not available, we may be required to delay, scale back or eliminate our research and development program or to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could adversely affect our business, financial condition and results of operations.

         OUR STOCK HAS HISTORICALLY BEEN THINLY TRADED, AND THE ABILITY OF THE SELLING STOCKHOLDERS TO SELL THEIR SHARES IN THE OPEN MARKET COULD DEPRESS OUR STOCK PRICE.

During 1999, our trading volume on the Nasdaq National Market has fluctuated significantly. For example, during most of 1999 our trading volume averaged less than 120,000 shares per week, and during the quarter ended September 30, 1999 averaged less than 70,000 shares per week. However, from November 8, 1999 through December 17, 1999, our trading volume averaged approximately 576,000 shares per week. More recently, from December 20, 1999 to March 24, 2000, our trading volume averaged approximately 383,000 shares per week. By virtue of this prospectus, the selling stockholders will be able to resell publicly up to 430,000 shares of our common stock. If they were to do so in large volumes during short periods of time, our stock price on the Nasdaq National Market could be significantly depressed.

         OUR PREFERRED STOCK MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER STOCK PRICES FOR YOUR SHARES.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of the company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could adversely affect the market value of our common stock. We have no present plans to issue additional shares of preferred stock.

         THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AND THE ANTI-TAKEOVER EFFECTS OF DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

         Our executive officers and directors and their family members together beneficially own approximately 61.1% of the issued and outstanding shares of our common stock. As a result, such persons will have the ability to elect a majority of directors and exert control over our affairs, irrespective of how our other stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the company. In addition, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of the company without action by our stockholders, and therefore could adversely affect the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including among others (i) the projected growth in the engineering software market; (ii) anticipated trends in our financial condition and results of operations; (iii) our business strategy for expanding our presence in the engineering software industry; and (iv) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described in the Risk Factors discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the engineering software or information technology industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the events predicted in forward-looking statements contained in this prospectus will in fact transpire.

                              PLAN OF DISTRIBUTION

         The shares being offered hereby will be offered and sold by the selling stockholders for their own accounts. We will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting, printing and filing fees, and such expenses are estimated to be $15,000.

         The shares offered by this prospectus may be sold from time to time by the selling stockholders and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

         - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and
         - brokerage transactions and transactions in which a broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         Regulation M under the Securities Exchange Act of 1934 prohibits participants in a distribution and their affiliates from bidding for or purchasing any of the securities that are the subject of the distribution. It also governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

         -  the name of each of the participating broker-dealers,

         -  the number of shares involved,

         -  the price at which the shares were sold,

         - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

         - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -  any other facts material to the transaction.


         We have agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act of 1933 or to contribute to payments which the selling stockholders may be required to make in respect of these liabilities.

                              SELLING STOCKHOLDERS

GENERAL

         There are seven selling stockholders. The selling stockholders are acting individually, not as a group. None of the selling stockholders or their affiliates has held any position, office or other material relationship, other than as a stockholder, with us, except that Cruttenden Roth Incorporated underwrote our initial public offering of our common stock in 1996 and Karen Hunter and William Schmidt became non-executive officer employees of ours after our acquisition of PacSoft Incorporated. The following table sets forth certain ownership information as of March 24, 2000, with respect to each selling stockholder for whom we are registering shares of common stock for resale:

                                  Shares of Common Stock       Shares of Common Stock       Shares of Common Stock
    Name of Selling                 Beneficially Owned        Being Offered Pursuant To    Beneficially Owned After
       Stockholer                 Prior To This Offering(1)          This Prospectus               Offering (2)
----------------------------      -------------------------   -------------------------    -------------------------
Cruttenden Roth Incorporated      260,000         1.96%               260,000                  --             --
Bridgewater Capital                25,000           *                  25,000                  --             --
Ganesh Asset Management            15,000           *                  15,000 (3)              --             --
Pacific Summit Capital             30,000           *                  30,000                  --             --
Karen Hunter                       83,332           *                  83,332                  --             --
William Schmidt                     8,334           *                   8,334                  --             --
Mae Webb                            8,334           *                   8,334                  --             --
------------
*        Less than 1%.

(1) Based on an aggregate of 13,245,833 shares of common stock issued and outstanding as of March 24, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to our company by such beneficial owners.

(2)      Assumes that all of the shares are sold pursuant to this prospectus.

(3) Entire amount represents shares of common stock issuable upon exercise of warrants.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered hereby.

                                     EXPERTS

         The consolidated financial statements of netguru, inc., formerly Research Engineers, Inc., and subsidiaries as of March 31, 1999, and for the years ended March 31, 1999 and 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of NetGuru Systems, Inc. and NetGuru Consulting, Inc. as of December 31, 1997 and 1998, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of R-Cube Technologies, Inc. as of September 30, 1998 and 1997, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for netguru, inc. by Rutan & Tucker, LLP, Costa Mesa, California.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 covering the shares of common stock offered pursuant to this prospectus. This prospectus omits certain information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Commission. Reports, proxy statements and other information filed by us with the Commission may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed the documents listed below with the Commission. These documents are incorporated herein by reference: (a) our Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999; (b) our Current Report on Form 8-K/A filed May 13, 1999; (c) our Current Report on Form 8-K filed September 29, 1999; (d) our Current Report on Form 8-K/A filed October 15, 1999; (e) our Current Report on Form 8-K/A filed November 12, 1999; (f) our Proxy Statement dated October 13, 1999; (g) our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1999 and September 30, 1999; and (h) the description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 on June 11, 1996 (incorporating by reference information contained in our registration statement on Form SB-2 filed pursuant to the Securities Act of 1933).

         All reports and documents which we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes that statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into any such document). Requests for such copies should be directed to Wayne Blair, netguru, inc., 22700 Savi Ranch Parkway, Yorba Linda, California 92887;
Telephone: (714) 974-2500.